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                                                                     EXHIBIT 5.1


                             September 8, 1997

Smart & Final Inc.
4700 South Boyle Avenue
Los Angeles, California  90058

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September ___, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,611,405 shares (the "Shares"), reserved for issuance under the Smart & Final Inc. Stock Incentive Plan, Long-Term Equity Compensation Plan and Non-Employee Director Stock Plan (collectively, the "Plans"). As counsel, I have reviewed the proceedings that have been taken and are proposed to be taken in the future in connection with the issuance and sale of the Shares, and have reviewed such other records and documents as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing and in reliance thereon, it is my opinion that, when issued and sold pursuant to the provisions of the Plans and the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                                  /s/ Donald G. Alvarado
                              -----------------------------------------
                                   Donald G. Alvarado, Esq.
                                 Senior Vice President, Law/Development